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                                                                 EXHIBIT 10.2

Letter Agreement dated as of April 1, 1998 between Alteon Inc. and Kenneth S. Warren Laboratories, Inc.


[NOTE: CERTAIN PORTIONS OF THIS DOCUMENT HAVE BEEN MARKED TO INDICATE THAT CONFIDENTIALITY HAS BEEN REQUESTED FOR THIS CONFIDENTIAL INFORMATION. THE CONFIDENTIAL PORTIONS HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.]
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                                   ALTEON INC.
                               170 WILLIAMS DRIVE
                            RAMSEY, NEW JERSEY 07446


                                                              April 1, 1998

Anthony Cerami, Ph.D.
Kenneth S. Warren Laboratories, Inc.
765 Old Saw Mill River Road
Tarrytown, New York  10591

Dear Tony:

         Alteon Inc. ("Alteon") wishes to retain the services of the Kenneth S. Warren Laboratories, Inc. ("Warren"), and Warren is willing to provide its services to Alteon, in connection with the conduct of the Research Program (as such term is defined herein), upon the terms and conditions set forth in this letter agreement (this "Agreement"). This Agreement sets forth the terms of the agreement between Alteon and Warren regarding research services that Warren will provide to Alteon in connection with the Research Program.


1. RESEARCH PROGRAM.

         1.1 Scope. During the term of this Agreement, Warren shall conduct such a research program with respect to (i) advanced glycosylation endproducts, and
(ii) glucose lowering agents (predominantly the ALT-4000 series), exclusive of those the primary focus of which is the glucose lowering activity of cytokines (collectively, the "Field"), as the parties may agree upon in writing, from time to time (the "Research Program").

         1.2 Research Plans. As of the date of this Agreement, and as of each January 1 thereafter during the term of the Research Program, the parties shall prepare, in form and substance mutually acceptable to each party, a written detailed description of the specific activities to be undertaken during the upcoming year in connection with the Research Program (each such description, an "Annual Research Plan"), which shall include a reasonably detailed description of the goals and scope of such research. The Annual Research Plan through December 31, 1998 shall be prepared within 90 days after the date of this Agreement. After Alteon has [confidential treatment requested]

          the parties shall discuss expansion of the scope of the Research Program and of the then current Annual Research Plan. In addition, the parties may revise any Annual Research Plan, from time to time, by mutual agreement. If the parties fail to agree on an Annual Research Plan, (i) Alteon shall nevertheless continue to fund the Research Program in accordance with Section 2.1, and (ii) Warren shall nevertheless continue to conduct the Research Program
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Anthony Cerami, Ph.D.
April 1, 1998
Page 2



in accordance with the goals and scope of such research as determined by Alteon, provided that such goals and scope shall be within the scope of the level of funding to be provided by Alteon and within the scope of the Research Program conducted to date (or, with respect to the first year of the Research Program, within the scope of the Research Program agreed upon in writing by the parties prior to the execution of this Agreement).

         1.3 Conduct of Research Program. During the term of the Research Program, so long as Alteon is providing funding pursuant to Section 2.1, Warren shall:

                  (a) Undertake the Research Program, as set forth in the applicable Annual Research Plan, and such other activities which, from time to time, the parties agree are necessary for the commercial success of the Research Program;

                  (b) Use all reasonable efforts to perform the work set out for Warren to perform in the applicable Annual Research Plan, using personnel with sufficient skills and experience, together with sufficient equipment and facilities, to carry out its obligations under the Research Program and to accomplish the objectives of the Research Program;

                  (c) Conduct the Research Program in good scientific manner, and in compliance in all material respects with all requirements of applicable laws, rules and regulations, and all other requirements of applicable current good laboratory practices to attempt to achieve the objectives of the Research Program efficiently and expeditiously;

                  (d) Maintain all government and third party licenses, permits and approvals necessary for Warren's achievement of the objectives of the Research Program;

                  (e) Furnish Alteon with fully-detailed, written reports on all activities under the Research Program during each six-month period during the term of the Research Program or the term of the Research Program, as the case may be, including all relevant information related to the Results and Inventions (as such terms are defined herein) thereunder. Warren shall furnish such reports within 30 days after the end of each six-month period during the term of the Research Program and within 30 days after the expiration or termination of the Research Program;

                  (f) Promptly provide an invention disclosure report to Alteon with respect to any Invention (as such term is defined herein); and
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Anthony Cerami, Ph.D.
April 1, 1998
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                  (g) Allow representatives of Alteon, upon reasonable notice, during normal business hours and for periods of reasonable duration, to (i) visit the facilities where the Research Program is being conducted by Warren, and (ii) consult informally, during such visits and by telephone, with Warren personnel performing work on the Research Program.

Alteon acknowledges that during the term of this Agreement, Warren will continue to undertake research activities for the benefit of third parties; provided, however, that during the term of this Agreement, Warren shall not undertake any activities in the Field in cooperation with, or for the benefit of, any third party. Subject to the foregoing, Warren will use its reasonable efforts to allocate its personnel and other resources among Alteon and such third parties in a fair and equitable manner, consistent with the relative size, scope and importance of such respective activities to Alteon and each of such third parties, as determined by Warren in its reasonable discretion.

         1.4 Availability of Dr. Cerami and Dr. Ulrich. During the term of this Agreement, Warren will make each of Dr. Anthony Cerami and Dr. Peter Ulrich available, for such periods of time as are reasonably necessary, to perform and/or supervise the performance of Warren's obligations under this Agreement. By executing this Agreement where indicated below, each of Dr. Cerami and Dr. Ulrich confirms that his provision of such services will not conflict with any agreements he now has, or may have during the term of this Agreement, with any third party.

         1.5 Records. Warren shall maintain records, in sufficient detail and in good scientific manner, which shall be complete and accurate and shall fully and properly reflect all work done under this Agreement and the Results (as such term is defined herein), including all data in the form required under all applicable laws and regulations. Alteon shall have the right, during normal business hours and upon reasonable notice, to inspect and copy all such records of Warren. All such records shall constitute Confidential Information (as such term is defined herein) of Alteon.

         1.6 Term of Research Program. The initial term (the "Initial Term") of the Research Program shall commence as of the date of this Agreement and shall continue for a period of three years, unless sooner terminated pursuant to the terms of this Agreement. Following the expiration of the Initial Term and of each extension period referred to in this sentence, the term of this Agreement automatically shall be extended for a period of one year thereafter, subject to termination pursuant to the terms of this Agreement.
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Anthony Cerami, Ph.D.
April 1, 1998
Page 4



2. FUNDING; ADDITIONAL CONSIDERATION.

         2.1 Budget; Payment. Alteon shall provide funding to Warren for the conduct of the Research Program in an amount determined each calendar year or, in connection with the commencement or expiration of the term of the Research Program, the relevant portion of each calendar year (each such amount, an "Annual Budget") in conjunction with the formulation of the Annual Research Plan for such year or portion of a year, up to a maximum amount of $400,000 per calendar year (pro rated for any portion of a year during the term of this Agreement). After Alteon has [confidential treatment requested]

          such maximum amount will be $750,000 (pro rated for any portion of a year during the term of this Agreement). An Annual Budget may be modified from time to time, upon the parties' agreement, and shall be modified, as appropriate, in connection with any modification of an Annual Research Plan. Alteon shall reimburse Warren, in an amount not to exceed the applicable Annual Budget, for all costs and expenses actually incurred by Warren in connection with performance of its obligations under this Agreement in the following manner:

                  (a) Not later than the first day of each calendar quarter during the period covered by an Annual Budget, Alteon shall pay Warren, in advance, one-quarter of the total amount of such Annual Budget.

                  (b) Within 90 days after the end of the period covered by each Annual Budget, Warren shall provide Alteon with an accounting (an "Annual Accounting") of costs and expenses incurred by it Warren connection with the performance of its obligations under this Agreement during such period.

                  (c) In the event an Annual Accounting indicates that the costs and expenses incurred by Warren were less than the total amount of the applicable Annual Budget paid by Alteon, then (i) if the Research Program has not then terminated, Alteon shall be entitled to a credit against payments due under Section 2.1(a) during the year in which such Annual Accounting is delivered (and during succeeding years, if necessary) in the amount of such difference; or (ii) if the Research Program has then terminated, Warren shall pay Alteon the amount of such difference at the time the Annual Accounting is delivered.

Warren shall not incur expenses in excess of the applicable Annual Budget, except to the extent that Alteon has approved such excess expenses. Alteon shall reimburse Warren for all such expenses incurred by Warren that have been so approved. Except as provided
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Anthony Cerami, Ph.D.
April 1, 1998
Page 5



in the two preceding sentences, in no event shall Warren be required to incur expenses in excess of the applicable Annual Budget.

         2.2 Recordkeeping; Audit. During the term of this Agreement and for a period of three years thereafter, Warren shall keep complete and accurate records pertaining to all costs and expenses incurred by it in connection with the performance of its obligations under this Agreement. At the request and expense of Alteon, Warren shall permit Alteon or an independent certified public accountant appointed by Alteon, at reasonable times and upon reasonable notice, to examine such records in order to determine the correctness of all amounts paid by Alteon pursuant to Section 2.1(a). If, as a result of any such inspection of records, it is shown that the amounts paid by Alteon were greater than the amounts that should have been paid, then Warren shall pay to Alteon the amount necessary to eliminate any such discrepancy within 30 days after Alteon's demand therefor. If, as a result of any such inspection of records, it is shown that the amounts paid by Alteon were less than the amounts that should have been paid, then Alteon shall pay to Warren the amount necessary to eliminate any such discrepancy within 30 days after Warren's demand therefor.

         2.3 Grant of Options.

                  (a) In partial consideration of the services that Warren renders pursuant to this Agreement, Alteon will grant Warren options to purchase up to 500,000 shares of Common Stock of Alteon ("Common Stock") as provided in this Section 2.3.

                  (b) Subject to Section 2.3(c), Alteon will grant Warren an option to purchase [confidential treatment requested] shares of Common Stock, at an exercise price of $8.75 per share, upon

[confidential treatment requested]
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Anthony Cerami, Ph.D.
April 1, 1998
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                  (c) Upon a change in control of Alteon, as set forth on
Exhibit A attached, Alteon will grant Warren an option to purchase, at an exercise price of $8.75 per share, that number of shares of Common Stock equal to the difference obtained by subtracting from 500,000 the aggregate number of shares of Common Stock underlying options previously granted by Alteon pursuant to Section 2.3(b). The options granted pursuant to this Section 2.3(c) shall be fully vested and exercisable upon the issuance thereof. Following any grant of options pursuant to this Section 2.3(c), no additional options shall be granted pursuant to Section 2.3(b).

                  (d) The granting of options pursuant to this Section 2.3 and
Section 4.3 will be evidenced by Alteon's issuance of stock option agreements with substantially similar provisions to those contained in stock option agreements issued by Alteon to evidence options issued pursuant to Alteon's 1995 Stock Option Plan, except that the options issued under this Agreement shall not be issued under such Plan. The granting of such options shall survive the expiration or earlier termination of this Agreement.


3. MATERIAL TRANSFER.

         3.1 Material Transfer. In order to facilitate the Research Program, each party (the "transferring party") may provide to the other party (the "receiving party") certain biological materials or chemical compounds (collectively, "Substances") owned by or licensed to the transferring party for use by the receiving party in furtherance of the Research Program. All Substances delivered to the receiving party (i) shall remain the sole property of the transferring party, (ii) shall be used only in furtherance of the Research Program and solely under the control of the receiving party, (iii) shall not be used by or for the benefit of, or delivered to, any third party without the prior written consent of the transferring party, and (iv) shall not be used in research or testing involving human subjects. The Substances supplied under this Section 3 must be used with prudence and appropriate caution in any experimental work. THE SUBSTANCES PROVIDED, IF ANY, ARE PROVIDED "AS IS" AND WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE. Each party acknowledge that the receiving party will be using the Substances only for research and development purposes as contemplated by this Agreement and not for any commercial purposes.
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Anthony Cerami, Ph.D.
April 1, 1998
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4. RESULTS AND INVENTIONS.

         4.1 Ownership; Patents.

                  (a) "Results" shall mean all data, information and other results arising from the Research Program. "Inventions" shall mean all inventions, discoveries, improvements or other technology that relate to the Field, whether or not patentable, and any patent applications or patents based thereon, conceived or reduced to practice by employees or third parties acting on behalf of Warren, arising from the Research Program. Notwithstanding any other provision of this Agreement, all Results and Inventions shall be owned solely by Alteon.

                  (b) Alteon shall be responsible for the filing, prosecution and maintenance of all patent applications and patents that relate to Inventions, through patent counsel chosen at its sole discretion and at Alteon's sole cost and expense, in accordance with any applicable determinations made under Section 4.2.

         4.2 Patent Committee.

                  (a) Within 90 days after the date of this Agreement, each of the parties shall appoint three individuals who will serve on a committee (the "Patent Committee") that will be responsible for determining whether Alteon will seek and maintain patent protection with respect to any Invention (any Invention as to which the Patent Committee determines protection is to be sought, a "Selected Invention"), and if so, whether such protection should be sought by means of an application for Original Letters Patent or as a substitution, extension, renewal, continuation, continuation-in-part, division, patent-of-addition and/or reissue of any previously issued letters patent or any previously filed patent application, as the case may be (and, in connection with any such determination, whether stock options should be issued pursuant to
Section 2.3(b)). The criterion on which the Patent Committee will base determinations as to whether to seek patent protection with respect to an Invention will be the material commercial benefit to Alteon of any such Invention. Any determination of the Patent Committee as to whether to seek such protection by means of an application for Original Letters Patent or otherwise shall be consistent with, and subject to, the overall patent strategy formulated for Alteon by its patent counsel, as may be amended from time to time. All of the Patent Committee representatives appointed by one party shall have one vote, collectively. Each party may replace its representatives on the Patent Committee from time to time upon notice to the other party. A quorum for purposes of meetings of the Patent Committee shall require the presence of at least two Alteon members and two Warren members.
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April 1, 1998
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                  (b) In the event the Patent Committee cannot resolve any issue as result of deadlock, the members of the Patent Committee shall refer such issue to an umpire, selected by the Patent Committee, who has an adequate background in science and business to permit such umpire to resolve such issue. In the event the Patent Committee becomes deadlocked when selecting an umpire, each party shall designate one selector, and the two selectors shall select the umpire. The decision of any such umpire shall be final and binding upon, and unappealable by, the parties. The parties shall share equally all costs and expenses of any such umpire. For the purpose of this Section 4.2(b), "deadlock" will mean (i) with respect to any matter considered and voted upon by the Patent Committee, that one Party votes in favor of such matter and the other Party does not vote in favor of such matter, or (ii) a quorum cannot be established for the Patent Committee to vote on a matter.

         4.3 Abandonment by Alteon.

                  (a) If Alteon fails to commence (within 180 days after an affirmative determination under Section 4.2), or abandons, prosecution of a patent application(s) or maintenance of a patent(s) with respect to a Selected Invention (an "Abandonment"), Alteon shall notify Warren of same. Thereafter, Warren shall be entitled to give Alteon a notice demanding that Alteon commence or re-commence, as the case may be, such prosecution (a "Demand Notice"). Following receipt of a Demand Notice, Alteon shall either:

                           (i) Refer the Abandonment to the Patent Committee, by
written notice given within 90 days after delivery of such Demand Notice. Promptly after any such referral, the Patent Committee shall make a further determination, in accordance with Section 4.2, as to whether Alteon should continue to seek and maintain patent protection with respect to such Selected Invention. If the Patent Committee or the umpire, as the case may be, determines that Alteon should not continue to seek and maintain such patent protection, then Alteon shall have no further obligation to do so. If the Patent Committee or the umpire, as the case may be, determines that Alteon should continue to seek and maintain such patent protection, Alteon shall commence or recommence, and shall diligently continue, seeking and maintaining such protection within 90 days after the date of such determination;

                           (ii) Commence or re-commence, and diligently
continue, seeking and maintaining such protection within 90 days after delivery of such Demand Notice; or

                           (iii) Issue to Warren, within 90 days after delivery
of such Demand Notice, an option to purchase [confidential
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Anthony Cerami, Ph.D.
April 1, 1998
Page 9



treatment requested] shares of Common Stock, at an exercise price of $8.75 per share. Following the issuance of such an option, Alteon shall have no further obligation to seek and maintain such patent protection.

                  (b) In the event that Alteon breaches any obligation under this Section 4.3, it shall issue to Warren, as Warren's sole and exclusive remedy for such breach, an option to purchase [confidential treatment requested] shares of Common Stock, at an exercise price of $8.75 per share; provided, however, that Alteon shall not issue pursuant to this Section 4.3 options to purchase more than [confidential treatment requested] shares of Common Stock with respect to any one Selected Invention; and provided, further, that following the issuance of such an option with respect to a Selected Invention, Alteon shall have no further obligation to seek and maintain patent protection with respect to such Selected Invention.

5. CONFIDENTIALITY; PUBLICATION.

         5.1 Definition. For purposes of this Agreement, "Confidential Information" of one party shall mean any information furnished to the other party or its affiliates by the disclosing party or its affiliates in connection with this Agreement; provided, however, that the Results and Inventions shall constitute Confidential Information of Alteon and shall not constitute Confidential Information of Warren.

         5.2 Confidentiality Obligations. Except to the extent necessary for the performance of obligations hereunder or otherwise agreed in writing, the parties agree that, during the conduct of the Research Program and completion of all reports relating thereto, and for three years thereafter, the receiving party and its affiliates shall keep completely confidential and shall not publish or otherwise disclose and shall not use for any purpose the Confidential Information of the other party, except to the extent that it can be established by the receiving party by competent proof that such information: (a) is or hereafter becomes generally available to the public other than by reason of any default with respect to a confidentiality obligation; (b) was already known to the recipient as evidenced by prior written documents in its possession; or (c) is disclosed to the recipient by a third party who is not in default of any confidentiality obligation to the disclosing party. If any party is required to make any disclosure of the other party's Confidential Information in compliance with applicable laws or regulations or order by a court or other regulatory body having competent jurisdiction, it shall, except where impracticable for necessary disclosures, for example to physicians conducting studies or to health authorities, give reasonable advance notice to the other party of such disclosure
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Anthony Cerami, Ph.D.
April 1, 1998
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requirement and, except to the extent inappropriate in the case of patent applications, shall use its best efforts to secure confidential treatment of such Confidential Information required to be disclosed.

         5.3 Warren Employees. Warren shall cause each of its and its affiliates' employees and agents who perform services pursuant to this Agreement to execute and deliver an Invention Assignment and Confidentiality Agreement with respect to Inventions. Such agreement shall be in used by Warren generally, provided that such form contains substantially the same provisions as those set forth in Section 5.2.

         5.4 Publication. During the term of this Agreement and for a period of one year thereafter, in the event that Warren or any of its affiliates wishes to make any publication or otherwise disseminate any of the Results or Inventions, it shall provide copies of any abstracts, papers or manuscripts to Alteon for review and comment at least 30 days prior to the date of submission for publication or presentation. If Alteon determines that such proposed publication or presentation contains patentable subject matter that requires protection, then Alteon may require the delay of publication or presentation for a period not to exceed 45 days for the purpose of filing patent applications. If Alteon identifies Confidential Information of Alteon in such proposed publication or presentation, Warren shall delete such Confidential Information from same.


6. INDEMNIFICATION; INSURANCE.

         6.1 Indemnification by Alteon. Alteon will indemnify, defend and hold harmless Warren and its directors, officers, agents and employees, from and against any third party demands, suits, claims, actions or proceedings that may be brought or instituted, and all judgments, damages, liabilities, costs and expenses (including the fees of attorneys and other professionals) resulting therefrom (any of the foregoing, a "Claim"), arising out of:

                  (a) Alteon's use of the Results, Inventions or any other data or information arising under the Research Program; or

                  (b) property damage, personal injury or death arising out of or in connection with Warren's use of any Substance as contemplated by this Agreement in accordance with Alteon's instructions.

Notwithstanding the foregoing, Alteon will not be required to provide indemnification under this Section 6.1 to the extent that
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Anthony Cerami, Ph.D.
April 1, 1998
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any Claim is covered by an obligation of Warren to provide indemnification under
Section 6.2.

         6.2 Indemnification by Warren. Warren will indemnify, defend and hold harmless Alteon and its directors, officers, agents and employees, from and against any Claim, arising out of:

                  (a) the failure by Warren or any Warren personnel (including employees, agents or independent contractors) involved in the Research Program to adhere materially to the terms of the applicable Annual Research Plan(s) or Alteon's instructions;

                  (b) any grossly negligent or wrongful act or omission, or willful malfeasance, of Warren or any Warren personnel (including employees, agents or independent contractors) involved in the Research Program; or

                  (c) property damage, personal injury or death arising out of or in connection with Alteon's use of any Substance as contemplated by this Agreement in accordance with Warren's instructions.

         6.3 Conditions Upon Obligations to Indemnify.

                  (a) Indemnification pursuant to Section 6.1 or 6.2 is subject to the following conditions, to the extent that failure to satisfy such conditions would have a material adverse effect upon the indemnifying party (the "Indemnitor"):

                           (i)  The party entitled to indemnification under
such Section (the "Indemnitee") shall have adhered to the terms and conditions of the Research Program and any agreed upon amendments thereto;

                           (ii) The Indemnitee shall have complied with any U.S.
Food and Drug Administration or other governmental requirements, laws, rules or regulations applicable to the Research Program; and

                           (iii) The Indemnitee shall not have committed any
negligent act or omission or willful misconduct related to the performance of the Research Program.

                  (b) In addition, indemnification pursuant to Section 6.1 or
6.2 is subject to the following conditions:

                           (i) The Indemnitee shall immediately notify the
Indemnitor of any Claim made against the Indemnitee, and shall provide all pertinent data surrounding such Claim;
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Anthony Cerami, Ph.D.
April 1, 1998
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                           (ii) The Indemnitee shall assist the Indemnitor and
fully cooperate in the gathering of information with respect to the time, place and circumstances related to the Claim, and in obtaining the names and addresses of the injured parties and available witnesses; and

                           (iii) The Indemnitee shall fully cooperate with the
Indemnitor and authorize the Indemnitor to carry out sole management and defense of any Claim or action covered by this Agreement (including, without limitation, the right to settle such Claim at the Indemnitor's sole discretion, except to the extent that such settlement would have an adverse effect upon the rights or property of the Indemnitee), and the Indemnitee shall not compromise or settle any such Claim or action without the Indemnitor's prior written approval.

         6.4 Insurance. Warren shall maintain in full force and effect through the term of the Research Program (and following any termination of the Research Program, to cover any Claims arising therefrom) insurance coverage for: (i) general liability; and (ii) worker's compensation, each such coverage in amounts as required by applicable law(s) and appropriate to the conduct of Warren's business activities, the services contemplated by the Research Program and Warren's indemnification obligations under this Section 6. Warren shall cause Alteon to be added as an additional insured on any policy obtained pursuant to this Section 6.4. Upon the request of Alteon, copies of certificates of insurance will be made available to Alteon and shall provide for 30 days' prior written notice to Alteon in the event of cancellation or any material change in such coverage.


7. TERMINATION.

         7.1 By Either Party. Either party may terminate this Agreement at any time upon six months' prior notice to the other party.

         7.2 By Alteon. Alteon may terminate this Agreement due to the unavailability of either of Dr. Cerami or Dr. Ulrich due to his departure from Warren, death or permanent disability upon 60 days' prior notice to Warren.

         7.3 With Cause. In the event that either party (the "breaching party") fails to comply with any material obligation under this Agreement (including, without limitation, Warren's failure to use reasonable efforts to proceed with the Research Program, and Warren's failure to assure the availability of each of Dr. Cerami or Dr. Ulrich to perform and/or supervise the performance of Warren's obligations under this Agreement, except
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Anthony Cerami, Ph.D.
April 1, 1998
Page 13



when his unavailability is due to his departure from Warren, death or permanent disability), such failure shall be deemed a breach of a material obligation of the breaching party and shall entitle the other party (the "non-breaching party") to give notice to the breaching party specifying the nature of the default and requiring the breaching party to cure such default. If such default is not cured within 60 days after the receipt of such notice (or, if such default cannot be cured within such 60-day period, if the breaching party does not commence and diligently continue actions to cure such default), the non-breaching party shall be entitled, without prejudice to any of its other rights under this Agreement and in addition to any other remedies available to it at law or in equity, to terminate this Agreement by giving written notice to the breaching party to take effect immediately upon delivery of such notice. The non-breaching party's right to terminate this Agreement as provided in this
Section 7.3 shall not be affected in any way by its waiver or failure to take action with respect to any previous default.

         7.4 Effect of Termination.

                  (a) Upon any termination of this Agreement pursuant to Section
1.6 or this Section 7, Warren shall (i) promptly deliver to Alteon (A) for copying, at Alteon's sole cost and expense, all data, reports, records and materials in Warren's possession or control which relate to the Research Program, and (B) the Results and the Inventions; and (ii) furnish to Alteon all unused Substances delivered pursuant to Section 3.

                  (b) In the event of termination by Alteon other than pursuant to Section 7.3, Alteon shall be obligated to pay for all work performed by Warren, as contemplated by Sections 2.1(a) and 2.1(b), up to the effective date of termination and for reasonable costs associated with termination of the Research Program, such as non-cancelable third party costs associated with the Research Program that are the responsibility of Warren under the Annual Budgets. Warren shall use its best efforts to terminate all obligations relating to the Research Program, as soon as possible, to avoid incurring additional expenses. In the event of termination by Alteon pursuant to Section 7.3, Alteon shall be obligated to pay only for all work performed by Warren, as contemplated by Sections 2.1(a) and 2.1(b), up to the effective date of termination.

                  (c) Sections 1.3(e), 1.3(f) (with respect to disclosures that should have been made at the time of termination of this Agreement), 1.5, 2.2, 2.3(b), 3.1, 4, 5, 6, 8.6, 8.7 and 8.8 shall survive the termination of this Agreement.
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April 1, 1998
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8. MISCELLANEOUS.

         8.1 Relationship of Parties. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer-employee or joint venture relationship between the parties. No party shall incur any debts or make any commitments for the other, except to the extent, if at all, specifically provided herein.

         8.2 Assignment. This Agreement may not be assigned, and the obligations hereunder cannot be delegated, in whole or in part, by Warren without the prior written consent of Alteon. This Agreement shall be binding upon the successors and permitted assigns of the parties. Any assignment not in accordance with this
Section 8.2 shall be void.

         8.3 Notices. All legal notices hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile transmission (receipt verified), telexed, mailed by registered or certified mail (return receipt requested), postage prepaid, or sent by express courier service, to the parties at the address at the head of this letter (in the case of Alteon) or set forth below (in the case of Warren) (or at such other address for a party as shall be specified by like notice; provided, that notices of a change or address shall be effective only upon receipt thereof).

         8.4 Amendment. No amendment, modification or supplement of any provision of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized officer of each party.

         8.5 Waiver. No provision of this Agreement shall be waived by any act, omission or knowledge of a party or its agents or employees except by an instrument in writing expressly waiving such provision and signed by the waiving party.

         8.6 No Warranty; Maximum Liability.

                  (a) WARREN MAKES NO REPRESENTATION OR WARRANTY WITH RESPECT TO THE WORK PERFORMED HEREUNDER, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. ALL DELIVERABLES PROVIDED HEREUNDER ARE PROVIDED "AS IS."

                  (b) In no event shall the out-of-pocket liability of Warren under this Agreement exceed the aggregate amount of fees paid by Alteon to Warren during the term of this Agreement.

         8.7 Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New Jersey without regard to principles of conflicts of law.

Anthony Cerami, Ph.D.
April 1, 1998
Page 15



         8.8 Alternative Dispute Resolution. Except with respect to breaches for which a party is seeking injunctive relief and with respect to issues on which the Patent Committee is deadlocked (which shall be resolved as provided in Section 4.2(b)), all disputes between the parties relating to this Agreement or the subject matter hereof which cannot be resolved by the parties, shall, upon written notice by one party to the other, be submitted for settlement by means of alternative dispute resolution, which can include moderated settlement, minitrial, use of expert advisor mediation or non-binding arbitration, as provided in the New Jersey Alternative Procedure for Dispute Resolution Act, N.J.S.A. 2A:23A-1 et seq. (the "Act"). All proceedings for the alternative resolution of a dispute (an "ADR Proceeding") shall be designed to conclude within four months of the original notice and shall be held at a mutually agreeable location or in New York City. If the parties cannot agree on the form of ADR Proceeding to be used, then binding arbitration, with an independent arbitrator acceptable to both parties, shall be used. The parties shall have 10 days after notice is received by the other party to mutually agree on an umpire for the ADR Proceeding, who shall be selected from among the members of J-A-M-S Endispute, located in Morristown, New Jersey. If the Parties cannot agree on the umpire to be used within such period, J-A-M-S Endispute shall appoint one of its members to serve as umpire for the ADR Proceeding. All fees and expenses associated with the ADR Proceeding shall be divided equally between the parties; provided that each party shall be responsible for such party's own attorneys' fees and disbursements. The Act shall govern the procedures and methods for any ADR Proceeding demanded or undertaken pursuant to this Agreement. The Parties will cooperate with each other in causing the ADR Proceeding to be held in as efficient and expeditious a manner as practicable.

         8.9 Entire Agreement of the Parties. This Agreement, together with all of the Exhibits attached, constitutes and contains the entire understanding and agreement of the parties and cancels and supersedes any and all prior negotiations, correspondence, understandings and agreements, whether oral or written, between the parties with respect to the subject matter hereof.

         8.10 Counterparts. This Agreement may be executed simultaneously in two counterparts, either one of which need not contain the signature of more than one party, but both such counterparts taken together shall constitute one and the same agreement.

Anthony Cerami, Ph.D.
April 1, 1998
Page 16



         8.11 Descriptive Headings. The descriptive headings of this Agreement are for convenience only and shall be of no force or effect in construing or interpreting any of the provisions of this Agreement.


                                      * * *

Anthony Cerami, Ph.D.
April 1, 1998
Page 17

         Please sign the enclosed copy of this letter to confirm our agreement, which shall be effective as of the date hereof.

                                               Sincerely,

                                               ALTEON INC.

                                               By: /s/ James J. Mauzey
                                                   --------------------------

                                               Name: James J. Mauzey
                                                     ------------------------

                                               Title: Chief Executive Officer
                                                      -----------------------


Accepted and agreed to:

KENNETH S. WARREN LABORATORIES,
INC.


By: /s/ Anthony Cerami, Ph.D.
    --------------------------

Name: Anthony Cerami, Ph.D.
Title: Director
Address:
     765 Old Saw Mill River Road
     Tarrytown, NY  10591
     Attn: Anthony Cerami, Ph.D.
     Fax No.: (___) ___-____


         Consented and agreed to with respect to the rights and obligations of Dr. Anthony Cerami hereunder as of the date first set forth above.

                                               /s/ Anthony Cerami, Ph.D.
                                               -------------------------
                                               Anthony Cerami, Ph.D.

         Consented and agreed to with respect to the rights and obligations of Dr. Peter Ulrich hereunder as of the date first set forth above.

                                               /s/ Peter Ulrich
                                               -------------------------
                                               Peter Ulrich, Ph.D.

                                    EXHIBIT A

                         DEFINITION OF CHANGE IN CONTROL

         For purposes of Section 2.3(c), a change in control of Alteon shall be deemed to occur if:

                  (1) Alteon is merged with or into or consolidated with another corporation or other entity under circumstances where the stockholders of Alteon immediately prior to such merger or consolidation do not own after such merger or consolidation shares representing at least 50% of the voting power of Alteon or the surviving or resulting corporation or other entity, as the case may be;

                  (2) Alteon is liquidated or sells or otherwise disposes of substantially all of its assets to another corporation or entity;

                  (3) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended) shall become the beneficial owner (within the meaning of Rule 13d-3 under such Act) of 40% or more of the Common Stock other than pursuant to a plan or arrangement entered into by such person and Alteon or otherwise approved by the Board of Directors of Alteon;

                  (4) during any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board of Directors of Alteon shall cease for any reason to constitute a majority of the Board unless the election or nomination for election by Alteon's stockholders of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period.